EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 2-83692, No. 33-16680, No. 33-51892, No. 33-51894, No. 33-63832, No. 33-55341, No. 33-60499, No. 333-12531, No. 333-39087, No. 333-39089, No. 333-85971, No. 333-97813, No. 333-121033, No. 333-133976 and No. 333-159129 on Form S-8 of our reports dated March 1, 2010, relating to the financial statements and financial statement schedules of McDermott International, Inc., and the effectiveness of McDermott International, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of McDermott International, Inc., for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 1, 2010